CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

         We have issued our report dated March 28, 2007, except as to the restatement discussed in Note 1 to the financial statements which is as of May 10, 2007, accompanying the financial statements of NB Telecom, Inc. which are included in this Form SB-2 registration statement. We consent to the inclusion in the registration statement of the aforementioned reports.

         We also consent to the reference to us under the caption "Experts" in the SB-2




 /s/ Robison, Hill & Co.
Robison, Hill & Co.
Certified Public Accountants
Salt Lake City, Utah
May 11, 2007